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                                                                    EXHIBIT 99.2

SUNRISE
TECHNOLOGIES

                                                           FOR IMMEDIATE RELEASE

CONTACT: ED COGHLAN (510) 771-2399
         V.P. Corp. Communications
         Investor Relations

      SUNRISE TECHNOLOGIES INTERNATIONAL RECEIVES HEARING DATE FROM NASDAQ

FREMONT, CA - JANUARY 17, 2002 -- SUNRISE TECHNOLOGIES INTERNATIONAL, INC. (NASDAQ: NMS/ SNRS) announced today that it has received notification from NASDAQ that an oral hearing will be held on February 14, 2002 in Washington D.C. on the Company's appeal of NASDAQ's decision to deny the Company's request for continued listing on the NASDAQ National Market.

Meanwhile, the Company is continuing to pursue financing options that, if finalized, will address the issues in NASDAQ's delisting notice.

NASDAQ has informed the Company that it did not comply with either the minimum $4 million net tangible assets or the minimum $10 million stockholders' equity requirement for continued listing set forth in Marketplace Rule 4450 (a) (3). In addition, NASDAQ has informed the Company that fees for the listing of additional shares have not been paid, the Company does not comply with marketplace rule 4310(c), and the Company did not issue a proxy statement nor hold an annual meeting of shareholders for the fiscal year ended December 31, 2000, as required by the marketplace rules 4350(e) and 4350(g).

Sunrise Technologies International, Inc. is a refractive surgery company based in Fremont, California, that has developed holmium:YAG laser-based systems that utilize a patented process for shrinking collagen developed by Dr. Bruce Sand (the "Sand Process") in correcting ophthalmic refractive conditions.

Except for historical information, this news release contains certain forward-looking statements that involve risk and uncertainties, which may cause actual results to differ materially from the statements

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made including market potential, regulatory clearances, business growth, and other risks listed from time to time in the Company's Securities and Exchange Commission (SEC) filings. These forward-looking statements represent the Company's judgment, as of the date of this release, and the Company disclaims any intent or obligation to update these forward-looking statements.

Internet users can access Sunrise's World Wide Web site at http://www.sunrise-tech.com.